EXHIBIT 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 30th day of December, 2010, by and between MULTIMEDIA GAMES, INC., a Delaware corporation (the “Company”), and MICK ROEMER (the “Executive”).

RECITALS

WHEREAS, Executive and the Company are currently parties to an Executive Employment Agreement entered into as of January 12, 2009 (as amended, modified and supplemented from time to time, the “Employment Agreement”); and

WHEREAS, the Company and Executive have determined that it is in their respective best interests to amend the Employment Agreement in order to clarify certain provisions consistent with the parties’ intent that the Employment Agreement conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (collectively, “Section 409A”).

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Terms. All capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Employment Agreement.

2.	Section 1.4.4, entitled “Benefits Package, Vacation; Business Expenses” shall be deleted in its entirety and replaced with the following language:

1.4.4  Benefits Package; Vacation; Business Expenses.  As an employee of the Company, Executive will be eligible to enroll in the Company’s benefit programs (including short and long term disability plans and reasonable Directors’ and Officers’ coverage) as they are established from time to time for senior-level executive employees.  Executive shall be eligible for Company holidays and paid vacation as set forth in the Company’s then current policies for employees.  The Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder and in accordance with the Company’s business expense reimbursement policy.  For purposes of compliance with Section 409A, to the extent applicable, reimbursements of expenses to Executive shall in all events (i) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (ii) not affect or be affected by the amount of expenses for which Executive is eligible for reimbursement in any other calendar year, and (iii) not be subject to liquidation or exchange for another benefit.

3.	Section 1.7.2, entitled “Termination Without Cause; Resignation for Good Reason” shall be deleted in its entirety and replaced with the following language:

1.7.2           Termination Without Cause; Resignation for Good Reason.  Subject to the provisions set forth in Section 1.7.3, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.6.4 above, or Executive’s resignation with Good Reason, the Company (i) shall pay Executive (a) in the event that the Termination Date takes place on or before January 12, 2010, one (1) year of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices commencing on the 60th day following the Termination Date, with a catch-up payment for payroll dates occurring between the Termination Date and such 60th day) and one (1) year of Target Bonus (to be paid at the end of the fiscal year within the time set forth in Section 1.4.2), subject to the tax withholding specified in Section 1.4.1 above or (b) in the event that the Termination Date takes place after January 12, 2010, two (2) years of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices commencing on the 60th day following the Termination Date, with a catch-up payment for payroll dates occurring between the Termination Date and such 60th day) and two (2) years of Target Bonus (to be paid at the end of each year within the time set forth in Section 1.4.2); such payments must not however extend beyond the second taxable year of the Executive following the taxable year in which the termination of employment occurred; and (ii) if Executive elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period of one year after termination, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment.  Further, subject to the provisions set forth in Section 1.7.3, in the event that there is a Change of Control and within one year after the closing of the Change of Control, Executive is terminated Without Cause or resigns for Good Reason, (i) the Company shall pay to Executive on the 60th day following the Termination Date a lump sum payment in an amount equal to two (2) years of Base Salary and two (2) years of Target Bonus; (ii) if Executive elects to continue health coverage under COBRA, for a period up to one year after the termination, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment; and (iii) the Option will immediately vest as set forth in Section 1.5.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:  (i) the assignment to Executive of duties materially adverse to his status as Senior Vice-President of Sales or a material adverse alteration in the nature or status of his responsibilities, duties or authority; (ii) a material diminution by the Company in Executive’s then Base Salary, Target Bonus, a material reduction in other benefits, or the failure by the Company to pay Executive any material portion of his current compensation when due; (iii) a requirement that Executive report to a primary work location that is more than 50 miles from the Company’s current location in Austin, Texas or any office located in Reno or Las Vegas, Nevada; (iv) the Company requiring Executive to be based anywhere other than the location of the Company’s principal offices in Austin, Texas or any office located in Reno or Las Vegas, Nevada (except for required travel in the Company’s business to an extent substantially consistent with Executive’s present business obligations); (v) the failure of the Executive and any successor company following a Change of Control either to (A) maintain (through assignment, transfer or otherwise) this Agreement in full force and effect, or (B) reach a mutually agreeable new employment agreement.  Notwithstanding the foregoing, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company in writing of a condition constituting Good Reason within forty-five (45) days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within thirty (30) days following such written notice (the “Remedy Period”); and (c) Executive resigns within thirty (30) days following the expiration of the Remedy Period.  In addition the termination must occur within two years of the occurrence of one of the above enumerated events.  Further, in the event that Executive resigns for Good Reason and within two years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within 30 days of accepting such employment.  Notwithstanding the previous sentence, if such payments are deemed Deferred Compensation, then such payments shall only be forfeited to the extent allowed by Section 409A.

Executive and Company intend that payment of the cash severance benefits under this Section 1.7.2 shall be exempt from treatment as nonqualified deferred compensation subject to Section 409A to the maximum extent permitted as separation pay due to involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of those amounts paid no later than the last day of Executive’s second taxable year following the taxable year of the Termination Date and otherwise qualifying for such exemption.

4.	Section 1.7.3, entitled “Severance Conditioned on Release of Claims” shall be deleted in its entirety and replaced by the following language:

1.7.3           Severance Conditioned on Release of Claims.  The Company’s obligation to provide Executive with the severance benefits set forth in Section 1.7.2 is contingent upon Executive’s execution of a mutual release of claims satisfactory to the Company.  Such release will not contain any non-competition period or otherwise restrict Executive’s future employment opportunity and will not affect Executive’s continuing obligations to the Company under the Proprietary Agreement.  Except as otherwise provided below, the Release shall become effective in accordance with its terms on or before the date following the Termination Date specified by Section 1.7.2.

(a)           The Company must deliver the Release to Executive for execution no later than seven (7) days after Executive’s termination of employment.  If the Company fails to deliver the Release to Executive within such seven (7) day period, Executive will be deemed to have satisfied the release requirement of this Section 1.7.3, and Executive will be entitled to receive the severance benefits set forth in Section 1.7.2 hereof as though Executive had executed the Release and the Release had become effective in accordance with its terms within the time period required by Section 1.7.2.

(b)           Upon delivery of the Release by the Company as provided in Section 1.7.3(a), Executive shall make revisions to and execute the Release, if at all, within forty-five (45) days from the date of its delivery to Executive.

(c)           If Executive has revocation rights with respect to his execution of the Release, Executive shall exercise such rights, if at all, not later than seven (7) days after executing the Release.

5.	Section 4.1.2, entitled “Determinations” shall be deleted in its entirety and replaced with the following language:

4.1.2           Determinations.  Subject to the provisions of Section 4.1.3, all determinations required to be made under this Section 4, including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the professional firm engaged by the Company for general tax purposes as of the day prior to the Change of Control (the “Tax Firm”) will perform any calculations necessary or advisable in compliance with this Section.  If the Tax Firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized Tax Firm to make the determinations required by this Section.  The Tax Firm shall provide detailed supporting calculations to both the Company and Executive within forty five (45) days of the receipt of written notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  Any Gross Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Executive within thirty (30) days of the receipt of the Tax Firm’s determination and in any event no later the end of the calendar year immediately following the calendar year in which Executive remits the applicable taxes.  Any determination by the Tax Firm shall be binding upon the Company and Executive.  As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 4.1.3 and Executive thereafter is required to make a payment of any Excise Tax, the Tax Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive and in any event no later the end of the calendar year immediately following the calendar year in which Executive remits the applicable taxes.

6.	Section 4.2, entitled Section 409A shall be deleted in its entirety and replaced by the following language:

4.2           Section 409A.  Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, no such payment shall be made or benefit provided unless and until Executive has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, if Executive is a “specified employee” under Section 409A at the time of such separation from service, then no amount that constitutes a deferral of compensation which is payable on account of the Employee’s separation from service shall be paid to the Employee before the date (the “Delayed Payment Date”) which is the first business day of the seventh month after the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties.  Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement. Any payments under this Agreement that are deemed subject to Section 409A shall be subject to the following terms and provisions:

4.2.1           Nonassignability.  Neither Executive nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable under this Agreement that are deemed under Section 409A to be “deferred compensation” (“Deferred Compensation”), or any part thereof, and all rights to such payments are expressly declared to be, unassignable and non-transferable.  Subject to Section 4.2.3 below, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment, or sequestration for the payments of debts, judgments, alimony or separate maintenance owned by Executive or any other person, be transferable by operation of law in the event of a Executive’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. Any purported assignment, encumbrance or transfer of any nature before actual receipt shall be null and void.

4.2.2           No Suspension of Severance.  Notwithstanding anything to the contrary herein, once the Deferred Compensation payments commence, such payments shall continue to be made, except as otherwise permitted under Section 409A.

4.2.3           Set-Off.  Notwithstanding any provision herein or any agreement to the contrary, the Company shall not have any right to offset against any Deferred Compensation benefits payable under this Agreement until such benefit is distributable to Executive or his/her beneficiary or as otherwise allowed under Section 409A.

4.2.4           Acceleration of Benefits.  The Company may not accelerate any Deferred Compensation benefits.  Notwithstanding the previous sentence, the Company may permit any acceleration that is allowed under Section 409A.

4.2.5           Compliance with Section 409A.  The provisions of this Agreement shall be interpreted and administered consistent with Section 409A, Treasury Regulations and other applicable guidance issued under Section 409A and shall incorporate the terms and provisions required by Section 409A.  If any provision herein would cause noncompliance with Section 409A, such provision shall be disregarded and this Agreement shall be construed and administered as if such provision were not a part of this Agreement.

4.2.6           Notice 2010-6.  The Company and Executive agree that they will each attach to their respective Federal income tax returns for the taxable year containing the date first written above the applicable statement under Section XII of Internal Revenue Service Notice 2010-6, substantially in the forms attached hereto as Appendix 1 and Appendix 2, respectively.

7.
Ratification.  The Employment Agreement, as herein amended, remains in full force and effect in accordance with its terms, and the Company and Executive hereby ratify and confirm the same.  The Company and Executive agree that no event of default or default has occurred and is continuing under the Employment Agreement, as herein amended.

8.
Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

9.	Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page To First Amendment to Employment Agreement Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Executive Employment Agreement to be executed as of the date first written above.

“COMPANY”
MULTIMEDIA GAMES, INC.

By:	/s/ Patrick J. Ramsey

“EXECUTIVE”
MICK ROEMER

By:	/s/ Mick Roemer
Executive's Signature

APPENDIX 1

[See Attached Form of Statement to be filed with the Multimedia Games, Inc. Federal Income Tax Return for its taxable year containing _____________, 2010]

§409A Document Correction under §§VI.A and VI.B of Notice 2010-6

1.             Name and taxpayer ID number of each service provider affected by the document failure:

Mick Roemer

Social Security Number: ____ - ___ - ____

2.             Plan with respect to which failure occurred:

Executive Employment Agreement between Multimedia Games, Inc. and Mick Roemer, dated January 12, 2009.

3.             Statement of correction:

The document failure identified herein is eligible for correction under Section §§VI.A and VI.B of Notice 2010-6.  Multimedia Games, Inc. has taken all actions required and otherwise met all requirements for such corrections as of the last day of its taxable in year in which the correction is made.  Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.  The date of the correction is  _____________, 2010 and, pursuant to Section XI.A of Notice 2010-6, is treated as effective on January 1, 2009.

4.            Amount involved:

The amount involved is unknown as of the date of the statement because the event at which time such amount would be become determinable has not occurred.  Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.

APPENDIX 2

[See Attached Form of Statement to be filed with the Mick Roemer Federal Income Tax Return]

You are entitled to the relief provided in Sections VI.A and VI.B of Internal Revenue Service Notice 2010-6 with respect to a failure to comply with Section 409A.  You must attach a copy of this statement to your 2010 Federal Income Tax Return.

§409A Document Correction under §§VI.A and VI.B of Notice 2010-6

1.             Name and taxpayer ID number of each service provider affected by the document failure:

Mick Roemer

Social Security Number: ____ - ___ - ____

2.             Plan with respect to which failure occurred:

Executive Employment Agreement between Multimedia Games, Inc. and Mick Roemer, dated January  12, 2009.
:
The document failure identified herein is eligible for correction under Sections VI.A and VI.B of Notice 2010-6.  Multimedia Games, Inc. has taken all actions required and otherwise met all requirements for such corrections as of the last day of its taxable in year in which the correction is made.  Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.  The date of the correction is ________________, 2010 and, pursuant to Section XI.A of Notice 2010-6, is treated as effective on January 1, 2009.

4.             Amount involved:

The amount involved is unknown as of the date of the statement because the event at which time such amount would be become determinable has not occurred.  Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.